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                     CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
GE Investments Funds, Inc.:

We consent to the use of our report dated February 9, 2001 for the U.S. Equity Fund, S&P 500 Index Fund, Premier Growth Equity Fund, Mid-Cap Value Equity Fund (formerly Value Equity Fund), Small-Cap Value Equity Fund, International Equity Fund, Total Return Fund, Income Fund, Global Income Fund, Money Market Fund, and Real Estate Securities Fund, of GE Investments Funds, Inc., incorporated herein by reference under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                 KPMG LLP


New York, New York
April 25, 2001